Exhibit 99

FOR IMMEDIATE RELEASE

             NANNACO EXECUTES MERGER AGREEMENT WITH NAZZ PRODUCTIONS

GIG HARBOR, WA, October 29/--Nannaco, Inc. (OTC BB: NNAC), announced today that it has entered into a Plan of Merger with Nazz Productions, Inc. ("NAZZ"). NAZZ is a film production company, focused on producing high-quality, independent films for profitable distribution. Details about the proposed merger are contained in a Form 8-K filed with the SEC and available at www.sec.gov.

Nick Stagliano, the President and primary owner of NAZZ is an award winning film director and graduate of NYU's Graduate Film Institute.

      o Mr. Stagliano recently produced the feature film version of the award winning play, The 24th Day starring JAMES MARSDEN and SCOTT SPEEDMAN. The film had its World Premiere to sold out crowds at the 2004 Tribeca Film Festival in New York City. After that, the film made its theatrical premiere in New York before moving out throughout the country where it was held over for 4 weeks in Dallas. Most recently, the film had its West Coast Premiere at the prestigious Outfest in Los Angeles to standing room only crowds. After its theatrical run in Los Angeles, the film was released through UNIVERSAL STUDIOS on home video in the Fall of 2004. To date, the film has been invited to over 10 festivals throughout the world, and has sold to over 20 international territories. It has screened at Cannes, Milan and the AFM.

      o Mr. Stagliano previously directed the heartwarming family Christmas drama "Home of Angels" starring ABE VIGODA (The Godfather, Barney Miller) and SHERMAN HELMSLEY (The Jeffersons). "Home of Angels" was subsequently released throughout the entire world on home video.

      o Mr. Stagliano was also the director of "The Florentine" - a well known independent film that was Mr. Stagliano's first feature film under the Nazz Productions banner. The film stars JEREMY DAVIES, MICHAEL MADSEN, CHRIS PENN, LUKE PERRY, TOM SIZEMORE, MARY STUART MASTERSON, VIRGINIA MADSEN, HAL HOLBROOK, BURT YOUNG AND JAMES BELUSHI. This film was executive produced by FRANCIS FORD COPPOLA. It features music by BRUCE SPRINGSTEEN, BOB DYLAN, TOM WAITS, ELVIS COSTELLO, LUCINDA WILLIAMS and an original score by MARCO BELTRAMI (T3, Hellboy, Scream, The Practice). The film is a cult favorite where it won Special Jury Award, best narrative feature at the 2000 Nashville Film Festival. It was invited to the Mavericks Film Festival in London, England and screened at Cannes, Milan and in Los Angeles as part of the American Film Market. After a limited theatrical release the film premiered on HBO and the STARZ network. To date, the film has sold to every major international sales territory including Germany, Japan, Spain, Italy, the U.K. and France.

Steve Careaga, CEO of Nannaco, noted, "To attract a production company headed by someone of Nick Stagliano's caliber is incredibly exciting. We believe that Nazz Productions will continue to produce high-quality films and grow its already substantial reputation in the Industry."

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"It's very gratifying that we are able to come to terms on this transaction so rapidly,." said Nick Stagliano, who will become President of the merged entity. "NAZZ has an opportunity, by entering the public marketplace, to take advantage of opportunities across the independent film sector that are not as readily available to private companies. By combining the expertise inherent in NAZZ with the access to public shareholders and prospective financing of a public entity, we can develop an exciting new business model for the industry."

"We have several projects pending," concluded Mr. Stagliano, "that will undoubtedly benefit from this business combination."

Separately, Nannaco announced that merger previously announced with Red Alert Group, Inc. ("Red Alert") has been terminated. The Board of Directors of both Nannaco and Red Alert have approved the termination, without cause, of the Agreement and Plan of Merger. As a result of the termination of the agreement, both companies will bear their own expenses in connection with the merger and neither company will owe to the other either break-up fees or other costs and expenses.

ABOUT NANNACO

Nannaco, Inc. previously provided surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well as to owners of historical buildings. The company has moved to a new line of business as a consultant and advisor to customers and is seeking to improve it financial position through the acquisition of or merger with companies capable of providing the best value to its shareholders.

More information about Nannaco, Inc. can be found at www.sec.gov.

This press release may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to retain the professional advisors necessary to guide us through our corporate restructuring ; (4) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders and/or former or current investors; (7) the Company's ability to comply with federal, state and local government regulations; and (8) other factors over which we have little or no control.

For further information, please contact Steve Careaga at 253-853-3632, or send correspondence to 7235 North Creek loop, Gig Harbor, WA 98335.

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